Exhibit 99.1

HAROLD HUGHES TO RETIRE AS RAMBUS CHIEF EXECUTIVE OFFICER

Mr. Hughes to remain in position until successor found

SUNNYVALE, CA — February 27, 2012 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, announced today that it has begun a search for a successor to chief executive officer Harold Hughes, who is planning to retire from his current position.  Mr. Hughes will remain in the position of chief executive officer until a successor is named.

“Rambus is on a strong path as a result of our diversification strategy and recent license agreements with key semiconductor companies. Given this, I have decided it is time to start the process of identifying my successor and help the Company move into the next phase," said Mr. Hughes. “Our major investments in lighting and cryptography, along with our industry leading memory technology, give Rambus the basis for tremendous revenue and operating margin growth. I look forward to helping identify a new CEO to lead our business forward to reach its full potential, and to assist in any way I can as a Board member.”

“Harold has been an outstanding CEO, navigating Rambus through major challenges, strengthening its financial position and positioning the Company for future growth.  As a member of the Board, Harold will continue to be involved in helping management execute the strategy he has championed,” said J. Thomas Bentley, chairman of the Rambus Board of Directors.  “With Harold’s vision and foresight through a series of key acquisitions in new technology areas and continued development in the core technology, we feel the stage is set for finding a successor to lead Rambus forward.”

Mr. Hughes has served on the Rambus Board of Directors since 2003, and will be nominated for election to another term as a Director in the upcoming Annual Stockholder’s Meeting scheduled for April.

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com